Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF

1STDIBS.COM, INC.

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

1stdibs.com, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

1. The name of this corporation is 1stdibs.com, Inc. (the “Corporation”).

2. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was March 10, 2000. The Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 7, 2019 (as amended and restated, the “Restated Certificate”).

3. The undersigned is the duly elected and acting Chief Executive Officer of the Corporation.

4. The Restated Certificate is hereby amended by deleting the first paragraph of ARTICLE III thereof in its entirety and by substituting in lieu of said paragraph the following new paragraph:

“The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of capital stock which the Corporation has authority to issue is 213,538,956 consisting entirely of 57,771,864 shares of Preferred Stock, par value $0.01 per share, 21,662,000 of which shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred”), 10,996,181 of which shall be designated “Series B Convertible Preferred Stock” (the “Series B Preferred”), 3,182,158 of which shall be designated “Series C Convertible Preferred Stock” (the “Series C Preferred”), 5,966,682 of which shall be designated “Series C-1 Convertible Preferred Stock” (the “Series C-1 Preferred”), 15,964,843 of which shall be designated “Series D Convertible Preferred Stock” (the “Series D Preferred”) and 155,767,092 shares of Common Stock, par value $0.01 per share.”

5. The Restated Certificate is hereby amended by adding a new ARTICLE XIII as follows:

“Section 1. Exclusive Forum; Delaware Chancery Court. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware), shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action or proceeding asserting a claim for breach of any fiduciary duty owed by any director, officer, employee, agent, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding arising or asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware or any provision of this Certificate of Incorporation or the bylaws of the Corporation, (d) any action or proceeding asserting a claim against a stockholder of the Corporation, or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce, or determine the validity of this Certificate of Incorporation or the bylaws of the Corporation. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

Section 2. Exclusive Forum; Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section. Failure to enforce the provisions contained in this Article XIII would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.”

6. This Certificate of Amendment has been duly adopted and written consent has been given, in each case by the Board of Directors of the Corporation and the holders of the requisite number of shares of the Corporation, in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of 1stdibs.com, Inc. has been executed by a duly authorized officer of the Corporation on this 11th day of March, 2021.

By:	/s/ David Rosenblatt
David Rosenblatt, Chief Executive Officer